H04000071857 3

AMENDED AND RESTATED ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF NATURAL HARMONY FOODS, INC.
A Florida Corporation

Pursuant to the provisions of section 607 et. seq., Florida Statutes, the undersigned Florida for profit corporation adopts the following Amended and Restated Articles of Amendment to its Articles of Incorporation.

ARTICLE I. NAME

The name of the Corporation shall be **Natural Harmony Foods, Inc.** The principal place of business of this Corporation shall be 3126 John P. Curci Drive, Building 4C, Bay 4, Pembroke Pines, FL 33009.

ARTICLE II. NATURE OF BUSINESS

This corporation may engage or transact in any and all lawful activities or business permitted under the laws of the United States, the State of Florida or any other state, country, territory or nation.

ARTICLE III. CAPITAL STOCK

The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 100,000,000 shares of common stock having a par value of $.001 per share; and 10,000,000 shares of preferred stock having no par value, with the specific terms, conditions, limitations, and preferences to be determined by the Board of Directors without shareholder approval.

ARTICLE IV. ADDRESS

The street address of the initial registered office of the corporation shall be 265 Sunrise Avenue, Suite 204, Palm Beach, FL 33480, and the name of the registered agent of the corporation at that address is Donald F. Mintmire, P.A.

ARTICLE V. TERM OF EXISTENCE

This corporation is to exist perpetually.

Mintmire & Associates
265 Sunrise Ave., Suite 204
Palm Beach, Florida 33480
(561) 832-5696
Florida Bar #402435

H04000071857 3

FILED
04 APR 13 PM 3:00
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

ARTICLE VI. SPECIAL AUTHORITY OF BOARD OF DIRECTORS AND WAIVER OF DISSENTERS RIGHTS

The Board of Directors shall be and are hereby authorized to enter into on behalf of the corporation and to bind the corporation without shareholder approval, any and all acts approving (a) a name change; (b) the terms and conditions of a merger and/or a share exchange; and (c) divisions, combinations and/or splits of shares of any class or series of stock of the corporation, whether issued or unissued, with or without any change in the number of authorized shares; and shareholders affected thereby, shall not be entitled to dissenters rights with respect thereto under any applicable statutory dissenters rights provisions.

ARTICLE VII. EFFECTIVE DATE

The corporation has commenced its existence on January 14, 2002.

ARTICLE VIII. CONFLICT OF INTEREST

Any related party contract or transaction must be authorized, approved or ratified at a meeting of the Board of Directors by sufficient vote thereon by directors not interested therein or the transaction must be fair and reasonable to the Corporation.

ARTICLE IX. INDEMNIFICATION

The Corporation shall indemnify its Officers, Directors, Employees and Agents in accordance with the following:.

(a) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was otherwise serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct to be unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith in a manner he reasonably believed to be in, or not opposed

Mintmire & Associates
265 Sunrise Ave., Suite 204
Palm Beach, Florida 33480
(561) 832-5696
Florida Bar #402435

to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe the action was unlawful.

(b) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to whether such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation, unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Sections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under Section (a) or (b) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the officer, director, employee or agent is proper under the circumstances, because he has met the applicable standard of conduct set forth in Section (a) or (b) of this Article. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the affirmative vote of the holders of a majority of the shares of stock entitled to vote and represented at a meeting called for that purpose.

(e) Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in Section (d) of this Article, upon receipt of an understanding by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

Mintmire & Associates
265 Sunrise Ave., Suite 204
Palm Beach, Florida 33480
(561) 832-5696
Florida Bar #402435

(f) The Board of Directors may exercise the Corporation's power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this Article.

(g) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under these Amended Articles of Incorporation, the Bylaws, agreements, vote of the shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

ARTICLE X. LAW APPLICABLE TO CONTROL-SHARE VOTING RIGHTS.

The provisions set forth in Fl. Stat. 607.0902 do not apply to control-share acquisitions of shares of the Corporation.

Donald F. Mintmire, P.A. having been designated to act as Registered Agent, hereby agrees to act in this capacity.

Donald F. Mintmire, P.A.

Donald F. Mintmire, P.A.

The date of each amendment's adoption: April 1, 2004

The amendment(s) were approved by the shareholders. The number of votes cast for the amendment(s) were sufficient for approval.

Signed this 6th day of April, 2004.

By: Sam D. Dewar

Sam D. Dewar, President and Director

Notary:

Mintmire & Associates
265 Sunrise Ave., Suite 204
Palm Beach, Florida 33480
(561) 832-5696
Florida Bar #402435